Exhibit 23.a
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2006 with respect to the consolidated financial statements of Dearborn Bancorp, Inc. and management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2005 Annual Report on Form 10-K of Dearborn Bancorp, Inc.
Crowe Chizek and Company LLC
Grand Rapids, Michigan
August 14, 2006